Exhibit 99.1

Contact:

Holly Schoenfeldt

Marketing & Public Relations Manager

210.308.1268

hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Financial Results for the Second Quarter of 2019 Fiscal Year

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SAN ANTONIO–February 12, 2019–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported a net loss of $3.2 million ($0.21 per share) for the quarter ended December 31, 2018, compared to earnings of $749,000 ($0.05 per share) a year earlier. As was the case in the September quarter, the loss is primarily due to unrealized investment losses related to decreases in valuation of corporate investments.

“Shares of GROW, which have traditionally been correlated with the price of gold, took on additional short-term volatility with our investment in HIVE Blockchain Technologies in September 2017,” explains Frank Holmes, Company CEO and chief investment officer. “Because HIVE mines bitcoin, some investors trade GROW as a proxy for the digital currency, whose price has been and is expected to remain volatile.”

For the three months ended December 31, the Company saw an investment loss of $3.4 million, compared to investment income of $243,000 in the same quarter the previous year. As of July 1, 2018, the Company adopted a new accounting pronouncement that changed how unrealized gains and losses of certain corporate investments are recorded. Starting in fiscal year 2019, changes in the fair value of the Company’s investments formerly classified as available-for-sale were no longer reported through other comprehensive income, but rather through earnings. This change in accounting can result in investment income and losses being more volatile quarter-to-quarter.

The Company had a net loss of $48,000 from equity method investments for the December quarter, compared to $1.2 million income for the same three months in 2017. The underlying investments in the equity method investments are concentrated in cryptocurrency mining stocks, which are expected to continue to be volatile. There is potential for continued significant volatility in the valuation of the equity method investment currently held.

Total operating revenues for the December quarter decreased $194,000, or 9.7 percent, compared to the same period a year earlier. This decrease was primarily attributable to lower advisory and administrative services fees, as investors continue to rotate out of actively managed mutual funds in favor of passively managed index funds such as exchange-traded funds (ETFs). The decrease in revenue due to the decrease in assets under management (AUM) was somewhat offset by an increase in performance fees received by Galileo Global Equity Advisors Inc. (Galileo). The Company has a 65% percent interest in Galileo. The receipt of performance fees in the future is uncertain as fees are dependent upon many factors, including market conditions.

2QFY19 earnings, Page 2

February 12, 2019

Investor Appetite Is Changing, But Active Management Still Has Value

“In December 2018, outflows from actively managed U.S.-based funds totaled $142.7 billion, the highest amount on record for a single month, while passive funds saw inflows of $59.7 billion, according to Morningstar data,” explains Holmes. “For all of 2018, investors pulled as much as $300.7 billion out of active funds and allocated more than $457.7 billion toward passive funds. For better or worse, investor appetite is changing, and this is affecting not just our company but the entire mutual fund industry.

“Among the fund categories that saw the best inflows in December, according to Morningstar, were U.S.-based ultrashort and short-term bond funds, as investors sought a safe haven during the worst monthly stock selloff since the Great Recession,” Holmes continues. “Our own two bond funds, the Near-Term Tax Free Fund (NEARX) and U.S. Government Securities Ultra-Short Bond Fund (UGSDX), delivered positive returns for the December quarter as well as the year 2018, helping shareholders stanch some of the losses they might have seen in their equity positions.

“Having said that, I’m proud to say that our two domestic equity funds, the All American Equity Fund (GBTFX) and Holmes Macro Trends Fund (MEGAX), performed better than their benchmarks, the S&P 500 Index and S&P Composite 1500 Index, for the one-month and three-month periods ended December 31, 2018. I believe this shows that our style of active management and ability to navigate even the choppiest of markets brings great value to our investors and shareholders.”

Adequate Liquidity and Capital Resources

As of December 31, the Company had net working capital of approximately $15.0 million and a current ratio of 10.2 to 1. With approximately $6.1 million in cash and cash equivalents, and approximately $11.6 million in unrestricted marketable securities, U.S. Global Investors has adequate liquidity to meet its current obligations. The Company has no borrowings or long-term liabilities except for deferred taxes.

Share Repurchase Program

U.S. Global Investors has continued purchasing its outstanding stock. For the three and six months ended December 31, 2018, the Company repurchased 11,000 and 12,000 class A shares using cash of $13,000 and $15,000, respectively. The share repurchase plan may be suspended or discontinued at any time.

GROW Continued Dividends

The Company has continued to pay monthly dividends for more than 10 years. A monthly dividend of $0.0025 per share was paid during fiscal year 2018 and for July 2018 through December 2018 and is authorized through March 2019, at which time it will be considered for continuation.

2QFY19 earnings, Page 3

February 12, 2019

Earnings Webcast Information

The Company has scheduled a webcast for 7:30 a.m. Central time on Thursday, February 14, 2019, to discuss the Company’s key financial results for the year. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	12/31/2018	12/31/2017
Operating Revenues	$1,799	$1,993
Operating Expenses	2,121	2,142
Operating Loss	(322)	(149)

Total Other Income (Loss)	(3,426)	1,475
Income (Loss) Before Income Taxes	(3,748)	1,326

Income Tax Expense (Benefit)	(733)	442
Net Income (Loss)	(3,015)	884
Less: Net Income Attributable to Non-Controlling Interest	196	135
Net Income (Loss) Attributable to U.S. Global Investors, Inc.	$(3,211)	$749
Earnings (Loss) per share (basic and diluted)	$(0.21)	$0.05

Avg. common shares outstanding (basic)	15,145,702	15,160,589
Avg. common shares outstanding (diluted)	15,145,702	15,160,589

Avg. assets under management (millions)	$558	$759

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds, U.S. Global ETFs and other international clients.

2QFY19 earnings, Page 4

February 12, 2019

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting . Read it carefully before investing. Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

Bond funds are subject to interest-rate risk; their value declines as interest rates rise. Though the Near-Term Tax Free Fund seeks minimal fluctuations in share price, it is subject to the risk that the credit quality of a portfolio holding could decline, as well as risk related to changes in the economic conditions of a state, region or issuer. These risks could cause the fund’s share price to decline. Tax-exempt income is federal income tax free. A portion of this income may be subject to state and local taxes and at times the alternative minimum tax. The Near-Term Tax Free Fund may invest up to 20% of its assets in securities that pay taxable interest. Income or fund distributions attributable to capital gains are usually subject to both state and federal income taxes. Stock markets can be volatile and share prices can fluctuate in response to sector-related and other risks as described in the fund prospectus.

The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies. The S&P 1500 Composite is a broad-based capitalization-weighted index of 1500 U.S. companies and is comprised of the S&P 400, S&P 500, and the S&P 600. The index was developed with a base value of 100 as of December 30, 1994.